EXHIBIT 99.1

Bon-Ton Stores, Inc. Reports Third Quarter Fiscal 2016 Results

Revises Fiscal 2016 Guidance

YORK, Pa., Nov. 17, 2016 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for its fiscal third quarter ended October 29, 2016, and updated its guidance for the full year fiscal 2016.

Results for the Third Quarter Ended October 29, 2016

  Comparable store sales decreased 4.9% as compared with the prior year period.
  Net loss was $31.6 million, or $1.58 per diluted share, compared with net loss of $34.0 million, or $1.72 per diluted share, in the third quarter of fiscal 2015.
  Adjusted EBITDA was $10.6 million compared to Adjusted EBITDA of $5.7 million in the third quarter of 2015.  (As used in this release, Adjusted EBITDA is not a measure recognized under GAAP – see the accompanying financial table which reconciles this non-GAAP measure to net loss).  Excluding the financial impact of $2.1 million of consulting expenses and severance costs related to the company’s cost savings initiatives, Adjusted EBITDA was $12.7 million in the third quarter of fiscal 2016.

Kathryn Bufano, President and Chief Executive Officer, commented, “Although our third quarter sales performance was impacted by warm weather in addition to soft traffic trends, we made progress on a number of our strategic initiatives.  We delivered sales gains in several key categories as well as double digit growth in our omnichannel business and accelerated growth on our mobile site.  In addition, we increased our gross margin rate by 170 basis points as a result of improved merchandise margin and reduced delivery costs.  We also continued to execute against our cost savings initiatives and reduced inventory by 4.9%.”

Ms. Bufano continued, “Looking ahead, we expect to drive continued momentum in omnichannel with enhancements to our website and mobile site, in addition to our Buy Online Pick Up In-Store initiative.  We also expect to benefit from our new Love Style Rewards program, continued expansion of new brands and categories, and recently opened furniture departments.”

Third Quarter Review

Comparable store sales in the third quarter of fiscal 2016 decreased 4.9%.  Total sales in the period decreased 5.4% to $589.9 million, compared with $623.4 million in the third quarter of fiscal 2015, primarily as a result of the impact that unseasonably warm weather had on cold weather-related sales.  Sales increases were achieved in furniture, dresses, denim, all active sportswear, contemporary plus, men’s big and tall, and men’s sportswear.

The company achieved accelerated growth in omnichannel, which reflects sales via its website, mobile site, and its Buy Online Pick Up In-Store initiative.  The company also launched its Love Style Rewards program, rolled out a new and enhanced mobile site, expanded new brands and categories, and opened furniture departments in additional stores.

Other income in the third quarter of fiscal 2016 was $17.3 million, a decrease of $0.2 million over the comparable prior year period.  Proprietary credit card sales, as a percentage of total sales, increased 250 basis points to 57.0% in the third quarter of fiscal 2016 compared to the previous year.

Gross profit decreased $1.3 million to $207.1 million in the third quarter of fiscal 2016, primarily as a result of lower sales volume, partially offset by improved merchandise margin and favorable delivery costs.  The gross margin rate in the third quarter of fiscal 2016 was 35.1% of net sales as compared to 33.4% in the same quarter last year.

Selling, general and administrative (“SG&A”) expense in the third quarter of fiscal 2016 decreased $6.4 million, or 2.9%, to $213.8 million, compared to the third quarter of fiscal 2015. This was largely due to savings related to non-customer facing expenses, partially offset by higher medical claims, as well as the consulting expenses and severance associated with the company’s cost savings initiatives.  The SG&A expense rate in the third quarter of 2016 was 36.2% of net sales, an increase of 90 basis points over the prior year, primarily as a result of the decreased sales volume in the period.  Excluding the $2.1 million of consulting costs and severance in the third quarter of fiscal 2016, SG&A expense decreased $8.6 million from the comparable prior year period.

As of October 29, 2016, the company had approximately $303 million of borrowing capacity under its revolving credit facility. As previously announced, on November 29, 2016, the company will repay the outstanding principal amount of $57 million of its 10 5/8% Second Lien Senior Secured Notes due in 2017.  The company is still on-track to achieve its previously stated $21 to $24 million net SG&A and cost of goods savings, and expects to decrease debt by approximately $5 million to $10 million by the end of the year.

Guidance

As a result of unseasonably warm weather in our regions and prevailing soft mall traffic trends, we believe it is prudent to revise our guidance for the year.  We are now forecasting loss per diluted share to be in the range of $2.04 to $2.54 and Adjusted EBITDA to be in the range of $114 million to $124 million.  (As used in this release, Adjusted EBITDA is not a measure recognized under GAAP – see the accompanying financial table which reconciles this non-GAAP measure to net loss.).

Assumptions reflected in the company's revised full-year guidance include the following:

  A comparable sales decrease ranging from 2.5% to 3.5%;
  A gross margin rate ranging from a 80- to 90-basis-point increase over the fiscal 2015 rate of 34.7%;
  SG&A between $885 million and $888 million, or an expense rate ranging from a 50- to 70-basis-point increase from the fiscal 2015 rate of 33.3%;
  Capital expenditures not to exceed $40 million, net of external contributions; and
  An estimated 20 million weighted average shares outstanding.

Call Details

The company’s quarterly conference call to discuss third quarter fiscal 2016 results will be broadcast live today at 10:00 a.m. Eastern time.  Investors and analysts interested in participating in the call are invited to dial (888) 293-8969 at 9:55 a.m. Eastern time.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, November 24, 2016.  The number to call for the taped replay is (877) 870-5176 and the replay PIN is 1572377.  The conference call will also be broadcast on the company’s website at http://investors.bonton.com.  An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 267 stores, which includes nine furniture galleries and five clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “believe,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2016 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	October 29,	October 31,
(Unaudited)	2016	2015

Assets
Current assets:
Cash and cash equivalents	$6,975	$21,667
Merchandise inventories	945,902	994,482
Prepaid expenses and other current assets	79,013	82,647
Deferred income taxes	-	-
Total current assets	1,031,890	1,098,796
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $1,016,532 and $951,138 at October 29, 2016 and October 31, 2015, respectively	606,382	643,511
Intangible assets, net of accumulated amortization of $66,533 and $62,412 at
October 29, 2016 and October 31, 2015, respectively	77,733	85,417
Other long-term assets	18,421	16,128
Total assets	$1,734,426	$1,843,852

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$331,747	$362,042
Accrued payroll and benefits	21,693	21,353
Accrued expenses	156,850	154,831
Current maturities of long-term debt	57,208	102,931
Current maturities of capital lease and financing obligations	5,806	5,262
Total current liabilities	573,304	646,419

Long-term debt, less current maturities	913,654	895,810
Capital lease and financing obligations, less current maturities	135,534	128,089
Other long-term liabilities	180,576	191,329
Total liabilities	1,803,068	1,861,647

Shareholders' deficit:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 18,976,168 and 18,343,527 at October 29, 2016 and October 31, 2015, respectively	190	183
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at October 29, 2016 and October 31, 2015	30	30
Treasury stock, at cost - 337,800 shares at October 29, 2016 and October 31, 2015	(1,387)	(1,387)
Additional paid-in-capital	166,394	163,747
Accumulated other comprehensive loss	(73,515)	(77,573)
Accumulated deficit	(160,354)	(102,795)
Total shareholders' deficit	(68,642)	(17,795)
Total liabilities and shareholders' deficit	$1,734,426	$1,843,852

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	October 29,	October 31,	October 29,	October 31,
(Unaudited)	2016	2015	2016	2015

Net sales	$589,942	$623,400	$1,723,309	$1,789,769
Other income	17,333	17,497	51,001	49,369
	607,275	640,897	1,774,310	1,839,138

Costs and expenses:
Costs of merchandise sold	382,892	415,025	1,118,078	1,170,318
Selling, general and administrative	213,816	220,183	641,873	654,055
Gain on insurance recovery	-	-	-	(748)
Depreciation and amortization	22,304	22,786	70,497	69,012
Amortization of lease-related interests	1,007	1,045	3,022	3,207
Impairment charges	137	203	315	425
Loss from operations	(12,881)	(18,345)	(59,475)	(57,131)
Interest expense, net	18,183	15,846	48,431	46,232
Loss on extinguishment of debt	676	-	676	4,862

Loss before income taxes	(31,740)	(34,191)	(108,582)	(108,225)
Income tax benefit	(158)	(199)	(446)	(596)

Net loss	$(31,582)	$(33,992)	$(108,136)	$(107,629)

Basic loss per share	$(1.58)	$(1.72)	$(5.44)	$(5.47)

Diluted loss per share	$(1.58)	$(1.72)	$(5.44)	$(5.47)

Adjusted EBITDA (Non-GAAP Financial Measure)

As used in this release, Adjusted EBITDA is defined as net loss before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  We present Adjusted EBITDA in this release because we consider it to be a useful financial measure in evaluating our operating performance. When analyzed in conjunction with our net income and cash flows from operations, Adjusted EBITDA provides investors with a supplemental tool to evaluate our ongoing operations as it excludes the effects of financing and investing activities. Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA (i) to compare the profitability of our stores, (ii) to evaluate the effectiveness of our business strategies, and (iii) as a factor in evaluating management’s performance when determining incentive compensation.

Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.  Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are determined in accordance with GAAP.  Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following is a reconciliation of net loss to Adjusted EBITDA for the historical periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	October 29,	October 31,	October 29,	October 31,
(Unaudited)	2016	2015	2016	2015

Net loss	$(31,582)	$(33,992)	$(108,136)	$(107,629)
Adjustments:
Income tax benefit	(158)	(199)	(446)	(596)
Loss on extinguishment of debt	676	-	676	4,862
Interest expense, net	18,183	15,846	48,431	46,232
Depreciation and amortization	22,304	22,786	70,497	69,012
Amortization of lease-related interests	1,007	1,045	3,022	3,207
Impairment charges	137	203	315	425
Adjusted EBITDA	$10,567	$5,689	$14,359	$15,513

The following is a reconciliation of forecasted net loss to forecasted Adjusted EBITDA for fiscal 2016 based on the Company’s guidance metrics:

	FORECASTED FISCAL 2016
(In thousands)	Minimum	Maximum
(Unaudited)	Guidance	Guidance

Net loss	$(51,000)	$(41,000)
Adjustments:
Income tax benefit	(500)	(500)
Interest expense, net	67,500	67,500
Loss on extinguishment of debt	900	900
Depreciation and amortization, amortization of
lease-related interests, and impairment charges	97,100	97,100
Adjusted EBITDA	$114,000	$124,000

CONTACT:
Investor Relations
Wendy Wilson
414-347-5153
Wendy.Wilson@bonton.com